EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges

For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest costs plus one-third of minimum rental payments under operating leases (estimated by management to be the interest factor of such rentals).

                                                                                    For the twelve months ended
                                                                    -------------------------------------------------------------

                                                                        2002        2001         2000        1999         1998
Earnings                                                            $  190,302  $ (160,482)  $  142,307   $   94,755   $  266,306

Add:

Income taxes                                                             2,661     (69,307)     (43,738)     (43,784)      10,746

Fixed charges:
      Interest expense                                                  12,960      13,044       13,029       12,903        1,051
      Interest credited to life policyholders (1)                       19,679      17,364       17,691       10,052        4,214
      Interest credited to retrocessionnaires on funds held on
         reinsurance treaties                                            1,180       1,098          942        1,378        1,282
      One third of rental payments                                       4,528       3,751        3,070        2,800        1,900

      Distributions related to Trust Preferred and Mandatorily
         Redeemable Preferred Securities, net of applicable taxes       21,730       2,311            -            -            -

Earnings before income taxes and fixed charges                      $  253,040  $ (192,221)  $  133,302   $   78,104   $  285,499
                                                                    ==========  ==========   ==========   ==========   ==========

Fixed charges:
      Interest expense                                                  12,960      13,044       13,029       12,903        1,051
      Interest credited to life policyholders (1)                       19,679      17,364       17,691       10,052        4,214
      Interest credited to retrocessionnaires on funds held on
         reinsurance treaties                                            1,180       1,098          942        1,378        1,282
      One third of rental payments                                       4,528       3,751        3,070        2,800        1,900

      Total fixed charges                                               38,347      35,257       34,733       27,133        8,447

      Preference share dividends (2)                                    20,000      20,000       20,000       20,000       20,000

      Distributions related to Trust Preferred and Mandatorily
      Redeemable Preferred Securities, net of applicable taxes          21,730       2,311            -            -            -

      Total fixed charges                                           $   80,077  $   57,568   $   54,733   $   47,133   $   28,447
                                                                    ==========  ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges                                        6.60          NM(3)      3.84         2.88        33.80
                                                                    ==========  ==========   ==========   ==========   ==========

Deficiency of earnings to fixed charges (4)                                     $    227.5
                                                                                ==========
Ratio of earnings to combined fixed
charges and preference share dividends                                    3.16          NM(3)      2.44         1.66        10.04
                                                                    ==========  ==========   ==========   ==========   ==========

Deficiency of earnings to combined fixed
charges and preference share dividends (4)                                      $    249.8
                                                                                ==========

(1) Represents interest credited to policyholders on certain life reinsurance treaties for which the Company earns compensating interest income.

(2) Dividends have not been tax effected because they are presumed to be paid out of a Bermuda entity whose tax rate is zero.

(3) NM: not meaningful. The ratios for the 2001 periods above are not meaningful due to the net loss which PartnerRe reported for 2001, which included losses related to the terrorist attacks of September 11, 2001.

(4) Represents additional earnings that would be necessary to result in a one-to-one coverage ratio. Expressed in millions of U.S. dollars.